Exhibit 99.1

Cirrus Logic Revises Revenue Outlook for the Third Quarter of Fiscal 2009

AUSTIN, Texas--(BUSINESS WIRE)--December 3, 2008--Cirrus Logic Inc. (Nasdaq:CRUS), a leader in high-precision analog and digital-signal processing components, today announced that the company now expects revenue for the third quarter of fiscal 2009 to range from $42 million to $45 million, or down 8 percent to 14 percent from the previous year.

“Our revenue outlook for the current quarter declined substantially during November as manufacturers and distributors sharply curtailed orders, as they appear to be taking a conservative approach in light of current economic conditions,” said Jason Rhode, president and chief executive officer. “However, our design-in activity remains strong and our new product introductions continue to be well received by our customers. We remain confident that our strategy is solid, and with our strong financial position we will continue to manage the company for long-term success in these difficult times.”

In-line with previous expectations, gross margin is expected to be between 54 percent and 56 percent and combined R&D and SG&A expenses are expected to range between $22 million and $24 million, which include approximately $2 million in share-based compensation and amortization of acquisition-related intangibles expenses.

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment, and industrial and aerospace applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including our estimate of third quarter fiscal year 2009 revenue. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” and “intend,” variations of these types of words and similar expressions are intended to identify these forward-looking statements. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: overall economic pressures and general market and economic conditions; overall conditions in the semiconductor market; the level of orders and shipments during the third quarter of fiscal year 2009, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; the loss of a key customer; pricing pressures; and the risk factors listed in our Form 10-K for the year ended March 29, 2008, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

CONTACT:
Cirrus Logic, Inc.
Investor Contact:
Thurman K. Case, 512-851-4125
Chief Financial Officer
InvestorRelations@cirrus.com